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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 9, 2004
PEPCO HOLDINGS, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-31403 (IRS Employer Identification No.)	52-2297449 (Commission File Number)
701 Ninth Street, N.W., Washington, DC (Address of principal executive offices)		20068 (Zip Code)
Registrant's telephone number, including area code (202) 872-3526
________________________________________________________________________________________ (Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 1.01	Entry into a Definitive Material Agreement.

Pepco Holdings, Inc. (the "Company") has entered into a Purchase Agreement, dated as of September 9, 2004 (the "Purchase Agreement"), with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston LLC and each of the Underwriters named on Schedule A of the Purchase Agreement for the offer and sale of 13,000,000 shares of the Company's common stock at a public offering price of $19.25 per share in an underwritten offering registered on a Registration Statement on Form S-3 (Registration No. 333-104350). The Purchase Agreement is filed herewith as Exhibit 1.1. At the closing of the offering, which is scheduled to occur on September 15, 2004, the Company will realize, after deduction of the underwriting discount of $0.6738 per share and before deduction of offering expenses, net proceeds of approximately $241,490,600. Under the Purchase Agreement, the Company also has granted the Underwriters an option to purchase up to 1,950,000 additional shares of the Company's common stock at the public offering price less the underwriting discount.

The legality opinion of William T. Torgerson, Vice Chairman and General Counsel of the Company, relating to the issuance of the common stock is filed herewith as Exhibit 5.1. A news release announcing the pricing of the offering is filed herewith as Exhibit 99.1 and is hereby incorporated by reference herein.

Some of the Underwriters or their affiliates have provided investment or commercial banking services to the Company and its affiliates, including as an underwriter of their securities, in the past and are likely to do so in the future. They receive customary fees and commissions for these services.

Item 9.01	Financial Statements and Exhibits.
1.1

Purchase Agreement, dated as of September 9, 2004, with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston LLC and each of the Underwriters named on Schedule A of the Purchase Agreement

	5.1	Opinion of William T. Torgerson
	99.1	News Release of Pepco Holdings, Inc. dated September 9, 2004
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
PEPCO HOLDINGS, INC. (Registrant)
Date September 13, 2004		ELLEN S. ROGERS (Signature)
Name: Ellen Sheriff Rogers
Title: Vice President and Secretary